Exhibit 99.1

Mawson Infrastructure Group Inc expands Midland PA facility by 100% to 100MW

Mawson has completed the installation of two additional substation transformers at the Midland site, and expects to double its operational capacity to 100MW in early Q2, up from it’s current 50MW.

Sharon, PA – February 15, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announces today that it has installed 2 additional substation transformers at its 100 MW Midland, PA site. These transformers will power the second 50MW of capacity at the facility, capable of holding up to 29,400 miners and producing up to 3.5 exahashes per second (EH/s) when fully deployed 1.

The site is expected to be fully operational in early Q2, 2023 with these transformers being the final piece of infrastructure required, connecting the previously built out poles and wires and is expected to double the Mawson Self-mining and hosting operations, once our modular data centers and ASIC miners are fully deployed.

The completion of the site will allow Mawson to increase it’s participation in its market-leading Energy Markets Program, meaning the entire 100 MW of power will be available for participation in the curtailment and demand response programs. Mawson earned more than $4 million in revenue in the month of December through their current programs, operating at 50 MW.

The site is one of two large scale Bitcoin Mining operations Mawson controls in the area. The other is the proposed 120 MW facility in Sharon, PA, scheduled to come online incrementally through 2023/24 commencing in Q2, 2023 starting with the recently announced 12MW of self-mining operations. .

Liam Wilson, COO, commented “We are delighted to take delivery of these transformers which will help push forward Mawson’s growth through 2023. We are excited to see this fantastic site come to life and are equally as excited about the results we expect to see through our Bitcoin self-mining, hosting and Energy Markets Program revenue streams. The financial flexibility of Mawson’s diversified revenue streams is what makes these sites so attractive. This site also operates on carbon-free power, which is a great help towards meeting our ESG targets. Mawson is looking forward to a strong start to our 2023 with rapidly expanding our operations.”

[1]	Statements about ASIC miner capacity and Exahash forecasts in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units). Mawson’s ability to deploy units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners customers have to deploy.

Image – Midland, PA Site

----

ENDS

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com